Exhibit (a)(1)(O)

Supplement

to the

Amended and Restated Offer to Purchase for Cash

All of the Outstanding Common Shares

(Including the Associated Preferred Stock Purchase Rights)

of

Performance Shipping Inc.

for

$3.00 Per Common Share (including the Associated Preferred Stock Purchase Right)

by

Sphinx Investment Corp.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 11:59 p.m., NEW YORK CITY TIME, ON March 28, 2024, UNLESS THE OFFER IS EXTENDED (SUCH DATE AND TIME, AS IT MAY BE EXTENDED, THE “EXPIRATION DATE and Time”).

This Supplement, dated December 5, 2023 (this “Supplement”), supplements and amends certain portions of the Amended and Restated Offer to Purchase, dated October 30, 2023 and filed with the United States Securities and Exchange Commission (the “SEC”) on such same date (as amended and supplemented prior to the filing of this Supplement, the “Amended and Restated Offer to Purchase”, and as amended and supplemented by this Supplement, the “Offer to Purchase”), relating to the Offer (as defined below) by Sphinx Investment Corp., a corporation organized under the laws of the Republic of the Marshall Islands (the “Offeror”, “we”, “us” or “our”) to purchase all of the issued and outstanding Common Shares, par value $0.01 per share (the “Common Shares”) of Performance Shipping Inc., a corporation organized under the laws of the Republic of the Marshall Islands (the “Company” or “Performance”) (including the associated preferred stock purchase rights (the “Rights”, and together with the Common Shares, the “Shares”) issued pursuant to the  Stockholders’ Rights Agreement, dated as of December 20, 2021, between the Company and Computershare Inc. as Rights Agent (as it may be amended from time to time, the “Rights Agreement”) for $3.00 per share in cash, without interest, less any applicable withholding taxes (the “Offer Price”) upon the terms and subject to the conditions set forth in the Offer to Purchase. The Offer to Purchase, together with the related Letter of Transmittal, dated October 30, 2023 (the “Letter of Transmittal”) and the related Notice of Guaranteed Delivery, dated October 30, 2023 (the “Notice of Guaranteed Delivery”) (as each may be further revised, amended or supplemented), collectively constitute the “Offer”. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE OFFER PRICE FOR THE SHARES, REGARDLESS OF ANY EXTENSION OF THE OFFER. Unless the context otherwise requires, capitalized terms used in this Supplement but not otherwise defined herein shall have the meanings ascribed to them in the Offer to Purchase.

The purpose of this Supplement is to amend certain terms of the Offer, including the Offer Conditions, and to provide certain supplemental disclosures.

Questions and requests for assistance or additional copies of the Offer to Purchase, the Letter of Transmittal, and the Notice of Guaranteed Delivery may be directed to the information agent for the Offer, Innisfree M&A Incorporated (whom we refer to as the “Information Agent”) at the location and telephone number set forth on the back cover of this Supplement. Shareholders may also contact their broker, dealer, commercial bank or trust company for assistance concerning the Offer.

You should read (i) the entire Offer to Purchase, including this Supplement, (ii) the Letter of Transmittal and (iii) the Notice of Guaranteed Delivery carefully before deciding whether to tender your Shares in the Offer. This transaction has not been approved or disapproved by the SEC or any state securities commission or the securities regulatory authorities of any other jurisdiction, nor has the SEC or any state securities commission or the securities regulatory authorities of any other jurisdiction passed upon the fairness or merits of such transaction or upon the accuracy or adequacy of the information contained in the Offer to Purchase, the Letter of Transmittal or the Notice of Guaranteed Delivery. Any representation to the contrary is unlawful.

No person has been authorized to give any information or make any representation on behalf of the Offeror or its affiliates not contained in the Offer to Purchase or in the related Letter of Transmittal and Notice of Guaranteed Delivery, and, if given or made, such information or representations must not be relied upon as having been authorized by the Offeror or any of its affiliates.

Although the Letter of Transmittal and Notice of Guaranteed Delivery previously circulated refer only to the Amended and Restated Offer to Purchase, shareholders using such Letter of Transmittal and Notice of Guaranteed Delivery to tender their Shares will nevertheless be deemed to be tendering pursuant to the Offer on the terms and subject to the conditions set forth in the Amended and Restated Offer to Purchase as amended and supplemented by this Supplement (and as it may be further amended and supplemented from time to time).

As amended and supplemented by this Supplement, the Offer is subject to the satisfaction or waiver, at or before the Expiration Date and Time, of certain conditions set forth in the Offer to Purchase, including, among other things, the following conditions:

●	Minimum Tender Condition: there shall have been validly tendered into the Offer and not withdrawn a number of Shares which, together with any Shares then-owned by the Offeror, represents at least a majority of the issued and outstanding Shares on a fully-diluted basis (assuming the exercise or conversion of all then-outstanding Options (as defined below) and other derivative securities regardless of the exercise or conversion price, the vesting schedule or other terms and conditions thereof) (the “Minimum Tender Condition”);

●	Poison Pill Condition: either (a) the Rights Agreement shall have been validly terminated and the Rights shall have been redeemed, and the Certificate of Designation, Preferences and Rights of Series A Participating Preferred Stock (such certificate, the “Series A Certificate” and such stock, the “Series A Preferred Stock”) shall have been validly cancelled and no Series A Preferred Stock shall be outstanding, or (b) the Rights Agreement shall have been otherwise made inapplicable to the Offer and the Offeror and its affiliates (the applicable of clause (a) and clause (b), the “Poison Pill Condition”);

●	Article K Condition: the Board shall have validly waived the applicability of Article K of the Company’s Amended and Restated Articles of Incorporation (“Article K”) to the purchase of the Shares by the Offeror in the Offer so that the provisions of Article K would not, at or at any time following consummation of the Offer, prohibit, restrict or apply to any “business combination”, as defined in Article K, involving the Company and the Offeror or any affiliate or associate of the Offeror (the “Article K Condition”);

●	Equity Condition: the Company shall not have any securities outstanding, authorized or proposed for issuance other than (a) the Shares, (b) authorized Series A Preferred Stock (none of which shall have been issued), (c) the number of shares of Series B Convertible Cumulative Perpetual Preferred Stock (the “Series B Preferred Stock”) outstanding as of October 10, 2023, (d) the warrants outstanding as of October 10, 2023 (which shall not be exercisable in the aggregate for more than the 7,904,221 Shares disclosed by the Company in its Form 6-K on September 29, 2023, and the terms of which such warrants shall not have been amended on or after October 11, 2023), (e) (1) the options to purchase Shares under the Company’s Amended and Restated 2015 Equity Incentive Plan (as such plan was in effect as of October 10, 2023) (the “Equity Incentive Plan”) outstanding, and subject to the terms as in effect, as of October 10, 2023, and (2) any options to purchase Shares under the Equity Incentive Plan that are issued pursuant to the Equity Incentive Plan on or after October 11, 2023 in the ordinary and usual course of business, consistent with past practice (clause (1) and clause (2), collectively, the “Options”); (f) Shares authorized for issuance but not yet subject to awards under the Equity Incentive Plan (none of which shall, on or after October 11, 2023, have been issued other than in the ordinary and usual course of business, consistent with past practice); (g) the Remedial Rights (as defined below) and the Remedial Shares (as defined below) (with none of the Remedial Shares having been issued); and (h) solely in the event that the Series C Condition (as defined below) is satisfied through clause (b) thereof, the number of shares of the Series C Convertible Cumulative Redeemable Perpetual Preferred Stock (the “Series C Preferred Stock”) outstanding on October 10, 2023 (the “Equity Condition”);

●	Series C Condition: either (a) (1) Section 4 of the Certificate of Designation, preferences and rights of the Series C Preferred Stock (the “Series C Certificate”) shall no longer be in effect, (2) any and all shares of the Series C Preferred Stock held as of October 11, 2023 by any of Mango Shipping Corp. (“Mango”), Mitzela Corp. (“Mitzela”), and Giannakis (John) Evangelou, Antonios Karavias, Christos Glavanis, and Reidar Brekke, or by any “affiliate” (as such term is defined in Rule 12b-2 of the General Rules and Regulations under the United States Securities and Exchange Act of 1934, as amended (the “Exchange Act”) of any of the foregoing (collectively, the “Insider Holders”), and any and all Shares purported to have been issued pursuant to the purported conversion of any such shares of the Series C Preferred Stock, shall have been validly cancelled for no consideration and (3) no other shares of the Series C Preferred Stock shall be outstanding; or (b) (1) there shall have been issued upon each Share outstanding from time to time an uncertificated right (which such right shall be stapled to the associated Share and shall, immediately and solely following the Offeror’s deposit with the Tender Offer Agent of the proceeds required to consummate the Offer, be freely exercisable at any time in exchange for nominal consideration (and shall not be exercisable prior to the Offeror’s deposit with the Tender Offer Agent of the proceeds required to consummate the Offer, and shall not be subject to involuntary redemption or repurchase)) (each, a “Remedial Right”) to purchase such number of shares of the Series C Preferred Stock (and/or such number of shares of a new class of preferred stock of the Company) (the “Remedial Shares”) that would, once issued to the holder of such Share, put the holder of such Share in the same economic, voting, governance and other position as the holder of such Share would have been in had the Series C Preferred Stock issued to the Insider Holders been cancelled for no consideration (with the holder of such Share having been deemed for purposes of this condition to have been put in the same (x) economic position as the holder of such Share would have been in had the Series C Preferred Stock issued to the Insider Holders been cancelled for no consideration if, upon the issuance of the Remedial Shares pursuant to the exercise of the Remedial Rights, the Series C Preferred Stock issued to the Insider Holders would not in the aggregate be entitled to receive more than 0.1% of any dividend or other payment made by the Company to Company securityholders and (y) voting and governance position as the holder of such Share would have been in had the Series C Preferred Stock issued to the Insider Holders been cancelled for no consideration if, upon the issuance of the Remedial Shares pursuant to the exercise of the Remedial Rights, the Series C Preferred Stock issued to the Insider Holders would not in the aggregate constitute more than 0.1% of any Company securities entitled to vote (as a single class or otherwise) on or consent (as a single class or otherwise) to any matter (including without limitation pursuant to Section 4(b) of the Series C Certificate)), (2) no Remedial Shares (or rights to acquire Remedial Shares other than the Remedial Rights) shall have been issued to any Insider Holder or any “associate” (as such term is defined in Rule 12b-2 of the General Rules and Regulations under the Exchange Act) of an Insider Holder and (3) any Remedial Right beneficially owned from time to time by any Insider Holder, any “associate” (as such term is defined in Rule 12b-2 of the General Rules and Regulations under the Exchange Act) of an Insider Holder or any direct or indirect transferee of an Insider Holder or of any such “associate” shall be rendered unexercisable pursuant to the definitive documentation for such Remedial Rights (the applicable of clause (a) and clause (b), the “Series C Condition”);

●	Series B Condition: the Certificate of Designation, Preferences and Rights of Series B Preferred Stock (the “Series B Certificate”) either (a) shall have been validly cancelled or (b) shall not have been amended (the applicable of clause (a) and clause (b), the “Series B Condition”); and

●	Board Representation Condition: the size of the Board shall remain fixed at five members, with at least three of such authorized five Board seats either (a) then-being occupied by persons having been designated by us, (b) then-being vacant, with the company having publicly committed on a binding basis to fill such vacancies with persons designated by us or (c) then-being occupied by directors who shall have publicly submitted their irrevocable resignations from the Board, effective no later than the Offeror’s purchase of the Shares tendered in the Offer, which such resignations shall have been publicly accepted by the Company (with the Company having publicly committed on a binding basis to fill the resulting vacancies with persons designated by us) (the applicable of clause (a), clause (b) and clause (c), the “Board Representation Condition”).

As amended and supplemented by this Supplement, the Offer is also subject to the satisfaction or waiver of other customary conditions set forth in the Offer to Purchase. See Section 14 of the Offer to Purchase -– “CONDITIONS OF THE OFFER” of the Offer to Purchase (as amended and supplemented by this Supplement), which is included as so amended and supplemented on page 5 of this Supplement. The conditions to the Offer must be satisfied at or before the Expiration Date and Time, as it may be extended.

The Offer to Purchase refers to a proxy solicitation. The Offer to Purchase is not intended to and does not constitute (i) a solicitation of any proxy, consent or authorization for or with respect to the Company’s 2024 Shareholder Meeting or any other meeting of company shareholders or (ii) a solicitation of any consent or authorization in the absence of any such meeting. Any such solicitation is being or will be made only pursuant to proxy or consent solicitation materials that comply with the applicable provisions of Marshall Islands Law. Shareholders are advised to read the proxy statement that was furnished on Schedule 13D on October 11, 2023 as it may be amended or supplemented from time to time (the “Proxy Statement”) and (as, when and if they become available) any other documents related to the solicitation of proxies by the Offeror and its affiliates from the shareholders of the company for use at the 2024 Shareholder Meeting, because they will contain important information. A Proxy Statement and a form of proxy is available at no charge at the sec’s website at http://www.sec.gov.

Subject to applicable law, the Offeror reserves the right to further amend the Offer in any respect (including amending the Offer Price).

The Amended and Restated Offer to Purchase (i) amended and restated the Offer to Purchase dated October 11, 2023 and filed with the SEC on such same date (the “Original Offer to Purchase”) and (ii) is further amended and supplemented by this Supplement. In the event that any of the information in the Original Offer to Purchase is different from or in conflict with any of the information in the Amended and Restated Offer to Purchase (as it has been amended and supplemented by this Supplement and as it may be further amended and supplemented from time to time), the information provided in the Amended and Restated Offer to Purchase (as so amended and supplemented) governs.

The Information Agent for this Offer is:

Innisfree M&A Incorporated

501 Madison Avenue, 20th Floor

New York, New York 10022

Shareholders May Call Toll Free: (877) 800-5190

Banks and Brokers May Call Collect: (212) 750-5833

The date of this Supplement is December 5, 2023

FORWARD-LOOKING STATEMENTS

This Supplement contains certain forward-looking statements with respect to certain of the Offeror’s, Maryport Navigation Corp.’s and Mr. George Economou’s current expectations and projections about future events. These statements, which sometimes use words such as “anticipate,” “believe,” “intend,” “estimate,” “expect,” “project,” “strategy,” “opportunity,” “future,” “plan,” “will likely result,” “will,” “shall,” “may,” “aim,” “predict,” “should,” “would,” “continue,” and words of similar meaning and/or other similar expressions that are predictions of or indicate future events and/or future trends, reflect the beliefs and expectations of the applicable of the Offeror, Maryport and Mr. George Economou at the date of this Supplement and involve a number of risks, uncertainties and assumptions that could cause actual results and performance to differ materially from any expected future results or performance expressed or implied by the forward-looking statement.

Any or all forward-looking statements may turn out to be wrong. They can be affected by inaccurate assumptions or by known or unknown risks and uncertainties. Statements contained in this Supplement regarding past trends or activities should not be taken as a representation that such trends or activities will continue in the future. Except as required by applicable law, none of the Offeror, Maryport, Mr. George Economou or any of their respective affiliates assumes any responsibility or obligation to publicly correct, update or review any of the forward-looking statements contained in this Supplement. You should not place undue reliance on such forward-looking statements, which speak only as of the date of this Supplement.

i

SUMMARY TERM SHEET

The Summary Term Sheet set forth in the Amended and Restated Offer to Purchase is hereby amended and restated in its entirety as follows:

The information contained herein is a summary only, is not complete, and is not meant as a substitute for the more detailed descriptions and information contained elsewhere in the Offer to Purchase and in the related Letter of Transmittal (as deemed amended by the Supplement) and Notice of Guaranteed Delivery (as deemed amended by the Supplement). You are urged to read carefully, in its entirety, each of the Offer to Purchase and the related Letter of Transmittal and Notice of Guaranteed Delivery, which contain additional important information. The information concerning Performance contained herein and elsewhere in the Offer to Purchase has been taken from or is based upon publicly available documents or records of Performance on file and freely available from the SEC, or other public sources at the time of the filing of the Offer to Purchase. Questions or requests for assistance may be directed to the Information Agent at the address and telephone number set forth for the Information Agent on the back cover of the Offer to Purchase. Unless otherwise indicated in the Offer to Purchase or the context otherwise requires, all references in the Offer to Purchase to “we”, “our” or “us” refer to the Offeror.

Securities Sought:	All of the issued and outstanding Shares. Each Share is comprised of one Common Share of Performance, par value $0.01, together with one associated Right issued pursuant to the Rights Agreement.

Offer Price Per Share:	$3.00 per Share, without interest, in cash, less any applicable withholding taxes (the “Offer Price”), for each Share validly tendered and accepted for payment in the Offer.

Scheduled Expiration Date and Time of the Offer:	11:59 P.M., New York City time, on March 28, 2024, unless extended.

Offeror:	Sphinx Investment Corp., a corporation organized under the laws of the Republic of the Marshall Islands.

The remainder of this Summary Term Sheet includes some of the questions that you, as a holder of Shares, may have about the Offer, along with answers to those questions. As stated in more detail above, we urge you to read carefully the remainder of the Offer to Purchase and the Letter of Transmittal and Notice of Guaranteed Delivery because the information in this summary term sheet is a summary only, is not complete, and is not meant as a substitute for the more detailed descriptions and information contained elsewhere in the Offer to Purchase and in the related Letter of Transmittal and Notice of Guaranteed Delivery.

WHO IS OFFERING TO BUY MY SHARES?

Sphinx Investment Corp., a corporation organized under the laws of the Republic of the Marshall Islands (the “Offeror”), is offering to buy your Shares. The Offeror is a wholly-owned direct subsidiary of Maryport Navigation Corp., a corporation organized under the laws of the Republic of Liberia (“Maryport”), which itself is directly wholly-owned by Mr. George Economou, who controls both of the Offeror and Maryport. The Offeror is the sole bidder in the Offer. The Offeror, Maryport and Mr. Economou beneficially own an aggregate of approximately 8.5% of the issued and outstanding Shares, based on the number of Shares publicly disclosed by the Company as outstanding as of November 28, 2023. See “Introduction” to the Offer to Purchase and Section 8 of the Offer to Purchase — “CERTAIN INFORMATION CONCERNING THE OFFEROR”.

WHAT ARE THE CLASSES AND AMOUNTS OF SECURITIES SOUGHT IN THE OFFER?

We are offering to purchase all of the issued and outstanding Shares. Each Share is comprised of one Common Share, par value $0.01, of Performance, together with one associated Right issued pursuant to the Rights Agreement. See the “Introduction” of the Offer to Purchase and Section 1 of the Offer to Purchase — “TERMS OF THE OFFER”.

According to Amendment No. 4 to the Company’s Solicitation/Recommendation Statement on Schedule 14D-9, which was filed by the Company with the SEC on November 30, 2023 (“Amendment No. 4 to Company Recommendation”), there were 12,152,559 Common Shares outstanding as of November 28, 2023.

WHAT ARE THE ASSOCIATED RIGHTS?

The associated Rights are preferred stock purchase rights issued pursuant to the Rights Agreement, dated December 20, 2021, between Performance and Computershare Inc., as Rights Agent, that are issued and outstanding. The Rights were issued to all of the holders of Common Shares, but (insofar as we are aware based on the Company’s current disclosures) currently are not represented by separate certificates. A tender of your Shares will include a tender of both your Common Shares and the associated Rights, unless certificates representing the Rights have been issued as provided in the Rights Agreement prior to the completion of the Offer, in which circumstance your Rights must be validly tendered alongside your Common Shares in order for you to validly tender into the Offer.

WHAT ARE THE REMEDIAL RIGHTS?

Currently, no Remedial Rights exist.  In the Series C Condition, we are providing optionality for the Series C Condition to be satisfied, in lieu of cancellation of the shares of the Series C Preferred Stock (the “Series C Preferred Shares”) held by the Insider Holders, via the issuance of Remedial Rights, which would for nominal consideration be exercisable for Remedial Shares that would put the holder thereof in the same economic, voting, governance and other position as it would have been in had the Series C Preferred Stock issued to the Insider Holders been cancelled.  Whether any Remedial Rights are issued will be at the discretion of the Company and the members of its Board or, in the alternative, a court of competent jurisdiction, and it is possible that no Remedial Rights are ever issued (including without limitation due to the Series C Condition having been satisfied through a cancellation of the Series C Preferred Shares issued to the Insider Holders).

In order to satisfy the Series C Condition, any Remedial Right that is issued would be required to be uncertificated and “stapled” to the associated Share, meaning that it could not be traded or otherwise transferred independently from the associated Share, but would, in the event that the associated Share is transferred to a new holder, transfer to such new holder along with the associated Share.  Consequently, if Remedial Rights were issued and you tendered your Shares into the Offer, you would also be tendering the associated Remedial Rights into the Offer for no additional consideration.  If Remedial Rights are issued, for your Shares to be validly tendered into the Offer, the tender of your Shares must be accompanied by a tender of the associated Remedial Rights. Since the Remedial Rights, if issued, are required by the terms of the Offer to be uncertificated and stapled to the associated Shares, the valid tender of such Shares into the Offer shall also constitute a valid tender of such Remedial Right into the Offer.

The U.S. federal income tax treatment of the issuance of Remedial Rights, and the issuance of Remedial Shares on exercise of the Remedial Rights, is uncertain, and may be a taxable event to U.S. holders.  For a more detailed explanation of certain U.S. federal income tax considerations relevant to an issuance of Remedial Rights and the Remedial Shares, see Section 5 of the Offer to Purchase — “TAX CONSIDERATIONS — MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS —Treatment of the Issuance of Remedial Rights and Remedial Shares”.

If Remedial Rights are issued, can I tender my Shares into the Offer and keep the Remedial Rights?

No.  Since the Remedial Rights, if issued, are required by the terms of the Offer to be uncertificated and stapled to the associated Shares, if the Remedial Rights are issued, the valid tender of a Share into the Offer shall also constitute a valid tender of such Remedial Right into the Offer and the valid withdrawal from the Offer of a Share shall also constitute a valid withdrawal from the Offer of the associated Remedial Right.

WHAT ARE YOUR PURPOSES FOR THE OFFER AND PLANS FOR THE COMPANY AFTER THE OFFER IS COMPLETED?

The Offeror believes that the Shares are currently undervalued due in part to the Company’s current dual class capital structure. The purpose of the Offer is to acquire at least a majority, and up to 100%, of the issued and outstanding Shares on a fully-diluted basis  (assuming the exercise or conversion of all then-outstanding Options and other derivative securities regardless of the exercise or conversion price, the vesting schedule or other terms and conditions thereof), which would following the consummation of the Offer represent at least a majority of the voting power of the Company securities, and (if the Series C Condition is satisfied pursuant to clause (a) thereof) the Shares will be the sole Company securities outstanding having the right or purporting to have the right to vote with respect to the election of directors. Following the successful consummation of the Offer (assuming it is consummated), the Offeror, Maryport and Mr. George Economou will have acquired beneficial ownership of a majority of the issued and outstanding Shares on a fully-diluted basis and will have designated a majority of the Board, and may be deemed to control the Company.

If, and to the extent that, the Offeror acquires control of the Company, the Offeror intends to conduct a review, subject to applicable law, of the Company and its assets, corporate structure, capitalization, operations, properties, policies, management and personnel and consider and determine what, if any, changes would be desirable in light of the circumstances which then exist, which may include selling all or any portion of the Shares acquired by the Offeror in the Offer and/or causing the Company to sell all or any portion of the assets of the Company or conduct one or more strategic transactions. In addition, if the Offeror acquires control of the Company, the Offeror expects to take further steps to improve the governance and management of the Company, which may among other things include making changes to the composition of the management team of the Company and/or making changes to the organizational documents of the Company, including, without limitation, the Company’s Amended and Restated Articles of Incorporation (the “Articles”) and the Amended and Restated Bylaws (the “Bylaws”). See also the immediately following the Q&A entitled “Mr. George Economou directly or indirectly owns or controls other companies in the shipping industry. If the Offer is consummated, will the Company or any Company assets be integrated or combined with or sold to any such other shipping companies?”

If we consummate the Offer, the Offeror further expects to seek to implement the declassification of the Board and to seek to effect the removal and replacement of all current members of the Board remaining on the Board. See Section 11 of the Offer to Purchase — “PURPOSE OF THE OFFER; PLANS FOR THE COMPANY”.

If we consummate the Offer, depending upon the number of Shares we acquire and other factors relevant to our equity ownership in the Company, we may in our discretion (but do not undertake any obligation to), subsequent to completion of the Offer, seek to acquire additional Shares through open market purchases, privately negotiated transactions, further tender or exchange offers or other transactions or a combination of the foregoing on such terms and at such prices as we shall determine, which may be more or less favorable than those of the Offer. We also reserve the right to dispose of the Shares that we have acquired and/or may acquire at any time for any reason or no reason, subject to any applicable legal restrictions.

The Offer is subject to the satisfaction or waiver, at or before the Expiration Date and Time, of the Offer conditions set forth in the Q&A entitled “WHAT ARE THE MOST SIGNIFICANT OFFER CONDITIONS?” as reproduced in this Supplement, along with the other Offer conditions described in Section 14 of the Offer to Purchase as reproduced in this Supplement (such other conditions described in Section 14 of the Offer to Purchase, together with the conditions set forth below, the “Offer Conditions”).

See Section 11 of the Offer to Purchase — “PURPOSE OF THE OFFER; PLANS FOR THE COMPANY” and (as reproduced in this Supplement) Section 14 of the Offer to Purchase — “CONDITIONS OF THE OFFER”.

MR. GEORGE ECONOMOU DIRECTLY OR INDIRECTLY OWNS OR CONTROLS OTHER COMPANIES IN THE SHIPPING INDUSTRY. IF THE OFFER IS CONSUMMATED, WILL THE COMPANY OR ANY COMPANY ASSETS BE INTEGRATED OR COMBINED WITH OR SOLD TO ANY OF SUCH OTHER SHIPPING COMPANIES?

None of the Offeror, Maryport or Mr. George Economou has made any final decision as to whether, if the Offer is consummated, the Company or any Company assets will be transferred to or combined or integrated with any other assets directly or indirectly owned or controlled by any of them; however, they reserve the right to do so in accordance with applicable law. Whether or not the Offeror, Maryport or Mr. George Economou would determine to do so would depend, among other things, on their assessment of the outcome of the post-Offer review of the Company and its assets, corporate structure, capitalization, operations, properties, policies, management and personnel referred to above. See the Q&A directly above entitled “What are your purposes for the Offer and plans for the Company after the Offer is completed?”

HOW MUCH ARE YOU OFFERING TO PAY, AND WHAT IS THE FORM OF PAYMENT?

We are offering to pay $3.00 per Share, without interest, in cash, less any applicable withholding taxes, for each Share validly tendered and accepted for payment in the Offer. If Remedial Rights are issued, the valid tender of each Share into the Offer shall also constitute a valid tender of the associated Remedial Right into the Offer for no additional consideration. See the “Introduction” and Section 11 — “PURPOSE OF THE OFFER; PLANS FOR THE COMPANY”.

IS THERE AN AGREEMENT GOVERNING THE OFFER?

No, there is no agreement governing the Offer.

WHAT IS THE MARKET VALUE OF MY SHARES AS OF A RECENT DATE?

On October 10, 2023, the last full trading day before the commencement of the Offer, the closing price of the Shares on the Nasdaq Capital Market was $1.68 per Share. On December 4, 2023, the last full trading day before the filing of this Supplement on an amendment to the Schedule TO filed by the Offeror in connection with the Offer, the closing price of Common Shares reported on the Nasdaq Capital Market was $2.18 per Share. The Offer represents a premium of 78.6% over the Company’s closing Share price on October 10, 2023, and a premium of 37.6% over the Company’s closing Share price on December 4, 2023. We advise you to obtain a recent quotation for the Shares and further consult with your financial and other advisors in deciding whether to tender your Shares. See Section 6 of the Offer to Purchase — “PRICE RANGE OF THE SHARES; DIVIDENDS”.

WILL I HAVE TO PAY ANY FEES OR COMMISSIONS?

If you are the record owner of your Shares and you tender your Shares to the Offeror in the Offer, you will not have to pay brokerage fees or similar expenses to tender your Shares. If you own or hold your Shares through a broker, dealer, commercial bank, trust company or other nominee, and your broker, dealer, commercial bank, trust company or other nominee tenders your Shares on your behalf, your broker, dealer, commercial bank, trust company or other nominee may charge you a fee for doing so, which may reduce the net proceeds you would receive from tendering into the Offer. You should consult your broker, dealer, commercial bank, trust company or other nominee to determine whether any charges will apply. See “Introduction” to the Offer to Purchase.

WHAT DOES THE BOARD OF DIRECTORS OF PERFORMANCE THINK OF THE OFFER?

According to the Solicitation/Recommendation Statement under Section 14(d)(4) of the Exchange Act filed by the Company with the SEC on October 25, 2023, as amended by Amendment No. 1 thereto filed by the Company with the SEC on November 6, 2023 (“Amendment No. 1 to Company Recommendation”), Amendment No. 2 to Company Recommendation filed by the Company with the SEC on November 14, 2023 (“Amendment No. 2 to Company Recommendation”), Amendment No. 3 to Company Recommendation filed by the Company with the SEC on November 15, 2023 (“Amendment No. 3 to Company Recommendation”), and Amendment No. 4 to Company Recommendation (collectively, the “Amended Company Recommendation”), a special committee of allegedly independent directors,  consisting of Alex Papageorgiou, Loïsa Ranunkel and Mihalis Boutaris (the “Special Committee”) unanimously determined that, in the view of the Special Committee, the Offer is not in the best interests of the Company or its shareholders and recommended on behalf of the Company that the Company’s shareholders reject the Offer and not tender any Shares pursuant to the Offer. In support of such recommendation, the Company in the Amended Company Recommendation gives “reasons” that include the following:

1.        The Special Committee believes that the Company’s net asset value per Common Share, which the Amended Company Recommendation states was calculated by Newbridge Securities Corporation (“Newbridge”), the Special Committee’s financial advisor, to be approximately $7.11 per Share, exceeds the consideration represented by the Offer and that the Offer therefore undervalues the outstanding Shares.

2.        The Special Committee believes that the Offer is illusory, because the (in their view) “highly conditional” nature of the Offer creates significant doubt that the Offer will be consummated. The Special Committee notes in particular in this respect that the Offer remains conditioned on the Series C Condition, which, the Special Committee alleges, is not within the authority of the Board or the Company to satisfy, including because the Special Committee believes that none of the Company’s governing documents or applicable law grant the Company, the Board or the Special Committee the authority to effect a cancellation (or nullification through the issuance of Remedial Rights) of the Series C Preferred Stock for no consideration.  The Amended Company Recommendation also states that the Offer is subject to numerous other conditions which, the Special Committee alleges, “give the Offeror wide latitude not to consummate the Offer, especially in light of the lengthy extension of the Offer – for a period of more than four months – creating a greater likelihood of the occurrence of circumstances on the basis of which the Offeror could claim a condition is not satisfied”.

The Offeror strongly disagrees with the Amended Company Recommendation, and the recommendation and conclusions regarding the Offer and the Company’s characterization of the terms of the Offer as set forth in the Amended Company Recommendation.  See Section 11 of the Offer to Purchase — “PURPOSE OF THE OFFER; PLANS FOR THE COMPANY” for additional information, including our responses to certain of the statements alleged by the Special Committee in the Amended Company Recommendation.

THE COMPANY CLAIMS THAT THE SATISFACTION OF THE SERIES C CONDITION IS NOT WITHIN THE CONTROL OF THE COMPANY, THE BOARD OR THE SPECIAL COMMITTEE.  WHAT IS THE OFFEROR’S POSITION?

The Amended Company Recommendation states that “the Special Committee believes that none of the Company’s governing documents, including its Articles of Incorporation and bylaws and the Series C Certificate, or applicable law, including the [Marshall Islands Business Corporations Act], grant the Company, the Board or the Special Committee the authority to effect a cancellation of the Series C Preferred Stock for no consideration”.  Because the Offeror disagrees, on October 27, 2023, the Offeror initiated legal proceedings in the Supreme Court of the State of New York located in the County of New York against the Company, Chairperson Aliki Paliou, Company Chief Executive Officer Andreas Michalopoulos, former Company directors Symeon Palios, Giannakis (John) Evangelou, Antonios Karavias, Christos Glavanis and Reidar Brekke and controlling shareholders Mango and Mitzela, to, among other things, seek such cancellation.  See Section 18 of the Offer to Purchase – “legal proceedings” for further information regarding this litigation.

DO YOU HAVE THE FINANCIAL RESOURCES TO MAKE PAYMENT?

Yes. The Offeror has sufficient cash on hand to purchase all of the Shares validly tendered into the Offer. See Section 9 of the Offer to Purchase — “SOURCE AND AMOUNT OF FUNDS”.

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IS YOUR FINANCIAL CONDITION RELEVANT TO MY DECISION TO TENDER IN THE OFFER?

We do not think our financial condition is relevant to your decision whether to tender in the Offer because (i) the Offer is being made for all outstanding Shares (other than the Shares beneficially owned by the Offeror and its affiliates), (ii)  you will receive payment solely in cash for any Shares that you tender into the Offer, (iii) as stated above, we have all of the financial resources necessary to consummate the Offer, and (iv) the Offer is not conditioned upon the Offeror obtaining financing. See Section  9 of the Offer to Purchase — “SOURCE AND AMOUNT OF FUNDS”.

DO YOU INTEND TO CONDUCT A PROXY SOLICITATION TO REPLACE ANY MEMBERS OF THE PERFORMANCE BOARD OF DIRECTORS OR TO PASS ANY OTHER PROPOSALS?

Yes. As disclosed by the Offeror, Maryport and Mr. George Economou in the Proxy Statement that was furnished on Schedule 13D on October 11, 2023, we are currently soliciting proxies (the “Proxy Solicitation”) for the election of the Sphinx Nominee to the Board at the upcoming 2024 Shareholder Meeting. If elected to the Board, the Sphinx Nominee would succeed Aliki Paliou, chairperson of the Board and sole shareholder of Mango, the Company’s controlling shareholder, whose current term on the Board expires at the 2024 Shareholder Meeting. We are also currently soliciting proxies in favor of the Declassification Proposal and the Vote of No Confidence Proposals.

If the Offer is consummated, the Offeror will have acquired at least a majority of the issued and outstanding Shares on a fully diluted basis  (assuming the exercise or conversion of all then-outstanding Options and other derivative securities regardless of the exercise or conversion price, the vesting schedule or other terms and conditions thereof), which will represent at least a majority of the voting power of the Company securities, and (if the Series C Condition is satisfied pursuant to clause (a) thereof) the Shares will be the sole Company securities outstanding having the right or purporting to have the right to vote with respect to the election of directors. If the Offer is consummated prior to the record date established for the 2024 Shareholder Meeting, the Offeror intends to vote all of its Shares acquired in the Offer in favor of the election to the Board of the Sphinx Nominee and in favor of the Declassification Proposal and each Vote of No-Confidence Proposal. If the Offer is consummated, and irrespective of whether such consummation occurs before or after the record date for the 2024 Shareholder Meeting, the Offeror expects to seek to implement the declassification of the Board and seek to effect the removal and replacement of any members of the current Board then-remaining on the Board.

Currently, the Company has a classified Board, which is divided into three classes, with two directors serving in each of Class I and Class III, and one director serving in Class II. The term of a Class II director expires at the 2024 Shareholder Meeting. Under the Articles, a director may be removed only for cause and only by the affirmative vote of the holders of at least two-thirds of the Common Shares.  Any vacancies in the Board for any reason, and any created directorships resulting from any increase in the number of directors, may be filled by the vote of not less than a majority of the members of the Board then in office.

The affirmative vote of the holders of two-thirds or more of the outstanding Common Shares entitled to vote generally in the election of directors is required to amend, alter, change or repeal Article I of the Articles relating to the structure and composition of the Board, including the declassification of the Board.

Neither the Offer to Purchase nor the Offer constitutes (i) a solicitation of any proxy, consent or authorization for or with respect to the 2024 Shareholder Meeting or any other meeting of Company shareholders or (ii) a solicitation of any consent or authorization in the absence of any such meeting. Any such solicitation is being or will be made only pursuant to separate proxy or consent solicitation materials that comply with the applicable provisions of Marshall Islands law. Shareholders are advised to read the Proxy Statement that was furnished by the Offeror on Schedule 13D on October 11, 2023, and (as, when and if they become available) other documents related to the solicitation of proxies by the Offeror and its affiliates from the shareholders of the Company for use at the 2024 Shareholder Meeting, because they will contain important information. A Proxy Statement and a form of proxy is being made available at no charge at the SEC’s website at http://www.sec.gov.

IS THE OFFER CONDITIONED UPON THE SPHINX NOMINEE BEING ELECTED TO THE BOARD?

No.  The Offer is not conditioned upon the Sphinx Nominee being elected to the Board. The Offer and the nomination of the Sphinx Nominee for election to the Board are independent of each other.

IS THE OFFER CONDITIONED UPON THE PASSAGE OF ANY OTHER SHAREHOLDER PROPOSAL EXPECTED TO BE MADE BY OFFEROR AT THE 2024 Shareholder MEETING?

No.  The Offer is not conditioned upon the passage of any other shareholder proposal expected to be made by the Offeror at the 2024 Shareholder Meeting, including, without limitation, the Declassification Proposal or any Vote of No-Confidence Proposal. The Offer and such shareholder proposals are independent of each other.

WHAT ARE THE MOST SIGNIFICANT OFFER CONDITIONS?

●	Minimum Tender Condition: We are not obligated to purchase any Shares unless there shall have been validly tendered into the Offer and not withdrawn a number of Shares which, together with any Shares then-owned by the Offeror, represents at least a majority of the issued and outstanding Shares on a fully-diluted basis (assuming the exercise or conversion of all then-outstanding Options and other derivative securities regardless of the exercise or conversion price, the vesting schedule or other terms and conditions thereof) (referred to as the Minimum Tender Condition).

●	Poison Pill Condition: We are not obligated to purchase any Shares unless either (a) the Rights Agreement shall have been validly terminated and the Rights shall have been redeemed, and the Series A Certificate shall have been validly cancelled and no Series A Preferred Stock shall be outstanding, or (b) the Rights Agreement shall have been otherwise made inapplicable to the Offer and the Offeror and its affiliates (the applicable of clause (a) and clause (b) is referred to as the Poison Pill Condition). THIS CONDITION IS SOLELY WITHIN THE CONTROL OF THE COMPANY AND THE MEMBERS OF ITS BOARD.

●	Article K Condition: We are not obligated to purchase any Shares unless the Board shall have validly waived the applicability of Article K to the purchase of the Shares by the Offeror in the Offer so that the provisions of Article K would not, at or at any time following consummation of the Offer, prohibit, restrict or apply to any “business combination”, as defined in Article K, involving the Company and the Offeror or any affiliate or associate of the Offeror (referred to as the Article K Condition). THIS CONDITION IS SOLELY WITHIN THE CONTROL OF THE COMPANY AND THE MEMBERS OF ITS BOARD.

●	Equity Condition: We are not obligated to purchase any Shares unless the Company shall not have any securities outstanding, authorized or proposed for issuance other than (a) the Shares, (b) authorized Series A Preferred Stock (none of which shall have been issued), (c) the number of shares of Series B Preferred Stock outstanding as of October 10, 2023, (d) the warrants outstanding as of October 10, 2023 (which shall not be exercisable in the aggregate for more than the 7,904,221 Shares disclosed by the Company in its Form 6-K on September 29, 2023, and the terms of which such warrants shall not have been amended on or after October 11, 2023), (e) (1) the Options to purchase Shares under the Equity Incentive Plan outstanding, and subject to the terms as in effect, as of October 10, 2023, and (2) any Options to purchase Shares under the Equity Incentive Plan that are issued pursuant to the Equity Incentive Plan on or after October 11, 2023 in the ordinary and usual course of business, consistent with past practice; (f) Shares authorized for issuance but not yet subject to awards under the Equity Incentive Plan (none of which shall, on or after October 11, 2023, have been issued other than in the ordinary and usual course of business, consistent with past practice); (g) the Remedial Rights and the Remedial Shares (with none of the Remedial Shares having been issued); and (h) solely in the event that the Series C Condition is satisfied through clause (b) thereof, the number of shares of the Series C Preferred Stock outstanding on October 10, 2023 (referred to as the Equity Condition). THIS CONDITION IS SOLELY WITHIN THE CONTROL OF THE COMPANY AND THE MEMBERS OF ITS BOARD.

●	Series C Condition: We are not obligated to purchase any Shares unless either (a) (1) Section 4 of the Series C Certificate shall no longer be in effect, (2) any and all shares of the Series C Preferred Stock held as of October 11, 2023 by any Insider Holder, and any and all Shares purported to have been issued pursuant to the purported conversion of any such shares of the Series C Preferred Stock, shall have been validly cancelled for no consideration and (3) no other shares of the Series C Preferred Stock shall be outstanding; or (b) (1) there shall have been issued upon each Share outstanding from time to time an uncertificated “Remedial Right” (which such right shall be stapled to the associated Share and shall, immediately and solely following the Offeror’s deposit with the Tender Offer Agent of the proceeds required to consummate the Offer, be freely exercisable at any time in exchange for nominal consideration (and shall not be exercisable prior to the Offeror’s deposit with the Tender Offer Agent of the proceeds required to consummate the Offer, and shall not be subject to involuntary redemption or repurchase)) to purchase such number of the Remedial Shares that would, once issued to the holder of such Share, put the holder of such Share in the same economic, voting, governance and other position as the holder of such Share would have been in had the Series C Preferred Stock issued to the Insider Holders been cancelled for no consideration (with the holder of such Share having been deemed for purposes of this condition to have been put in the same (x) economic position as the holder of such Share would have been in had the Series C Preferred Stock issued to the Insider Holders been cancelled for no consideration if, upon the issuance of the Remedial Shares pursuant to the exercise of the Remedial Rights, the Series C Preferred Stock issued to the Insider Holders would not in the aggregate be entitled to receive more than 0.1% of any dividend or other payment made by the Company to Company securityholders and (y) voting and governance position as the holder of such Share would have been in had the Series C Preferred Stock issued to the Insider Holders been cancelled for no consideration if, upon the issuance of the Remedial Shares pursuant to the exercise of the Remedial Rights, the Series C Preferred Stock issued to the Insider Holders would not in the aggregate constitute more than 0.1% of any Company securities entitled to vote (as a single class or otherwise) on or consent (as a single class or otherwise) to any matter (including without limitation pursuant to Section 4(b) of the Series C Certificate)), (2) no Remedial Shares (or rights to acquire Remedial Shares other than the Remedial Rights) shall have been issued to any Insider Holder or any “associate” (as such term is defined in Rule 12b-2 of the General Rules and Regulations under the Exchange Act) of an Insider Holder and (3) any Remedial Right beneficially owned from time to time by any Insider Holder, any “associate” (as such term is defined in Rule 12b-2 of the General Rules and Regulations under the Exchange Act) of an Insider Holder or any direct or indirect transferee of an Insider Holder or of any such “associate” shall be rendered unexercisable pursuant to the definitive documentation for such Remedial Rights (the applicable of clause (a) and clause (b) is referred to as the “Series C Condition”). THE OFFEROR BELIEVES THAT THIS CONDITION IS WITHIN THE CONTROL OF THE COMPANY AND THE MEMBERS OF ITS BOARD; HOWEVER, THE AMENDED COMPANY RECOMMENDATION STATES THAT THE SPECIAL COMMITTEE BELIEVES THAT IT IS NOT. Because the Offeror disagrees, on October 27, 2023, the Offeror initiated legal proceedings against the company, BOARD Chairperson Aliki Paliou, Company Chief Executive Officer Andreas Michalopoulos, former Company directors Symeon Palios, Giannakis (John) Evangelou, Antonios Karavias, Christos Glavanis and Reidar Brekke and controlling shareholders Mango and Mitzela. See section 18 of the Offer to Purchase – “legal proceedings” for further information regarding this litigation.

●	Series B Condition: We are not obligated to purchase any Shares unless the Series B Certificate either (a) shall have been validly cancelled or (b) shall not have been amended (the applicable of clause (a) and clause (b), is referred to as the Series B Condition). THIS CONDITION IS SOLELY WITHIN THE CONTROL OF THE COMPANY AND THE MEMBERS OF ITS BOARD.

●	Board Representation Condition: We are not obligated to purchase any Shares unless the size of the Board shall remain fixed at five members, with at least three of such authorized five Board seats either (a) then-being occupied by persons having been designated by us, (b) then-being vacant, with the company having publicly committed on a binding basis to fill such vacancies with persons designated by us or (c) then-being occupied by directors who shall have publicly submitted their irrevocable resignations from the Board, effective no later than the Offeror’s purchase of the Shares tendered in the Offer, which such resignations shall have been publicly accepted by the Company (with the Company having publicly committed on a binding basis to fill the resulting vacancies with persons designated by us) (the applicable of clause (a), clause (b) and clause (c) is referred to as the Board Representation Condition). THIS CONDITION IS SOLELY WITHIN THE CONTROL OF THE COMPANY AND THE MEMBERS OF ITS BOARD.

The Offer is also subject to other customary conditions; however, the Offer is not conditioned upon our obtaining financing or any due diligence review of the Company. See Section 14 of the Offer to Purchase — “CONDITIONS OF THE OFFER”.

The Offer Conditions must be satisfied at or before the Expiration Date and Time, as it may be extended.

Does the Offeror require any approvals from any governmental authorities in order to acquire the Shares pursuant to the Offer?

The Offeror is not aware of any approvals from any governmental authorities being required in order to acquire the Shares pursuant to the Offer. However, as of the date of this Supplement, the Company has not made available to the Offeror the non-public information that the Offeror would require in order to definitely confirm that no such approvals are required. If we later determine that any such approval is required, we reserve the right to amend the Offer accordingly.

Are there any limitations on the number of Shares that may be validly tendered in the Offer?

No.  There are no limitations on the number of Shares that may be validly tendered into the Offer.

IF I DECIDE NOT TO TENDER, HOW WILL THE OFFER AFFECT MY SHARES?

If all of the Offer Conditions as set forth in Section 14 — “CONDITIONS OF THE OFFER” are satisfied or waived and we consummate the Offer, the number of shareholders and the number of Shares that are held by the public will be reduced and such number of shareholders and such number of Shares may be so small that there may no longer be an active public trading market (or, possibly, there may not be any public trading market) for the Shares, and to the extent that any such trading market exists, it may have more limited liquidity. Also, it is possible that Performance may no longer be required to make filings with the SEC or otherwise comply with the rules of the SEC relating to publicly held companies, and it may determine not to do so.

If we consummate the Offer, the Offeror will have designated a majority of the members of the Board and have acquired at least a majority of the issued and outstanding Shares on a fully diluted basis  (assuming the exercise or conversion of all then-outstanding Options and other derivative securities regardless of the exercise or conversion price, the vesting schedule or other terms and conditions thereof), which will represent at least a majority of the voting power of the Company securities, and (if the Series C Condition is satisfied pursuant to clause (a) thereof) the Shares will be the sole Company securities outstanding having the right or purporting to have the right to vote with respect to the election of directors. As a result, we may be determined to have acquired control of the Company, and the ability of the shareholders other than us to exercise influence over Company decision-making may be limited. If, and to the extent that, the Offeror acquires control of the Company, the Offeror intends to conduct a review, subject to applicable law, of the Company and its assets, corporate structure, capitalization, operations, properties, policies, management and personnel and consider and determine what, if any, changes would be desirable in light of the circumstances which then exist, which may include selling all or any portion of the Shares acquired by the Offeror in the Offer and/or causing the Company to sell all or any portion of the assets of the Company or conduct one or more strategic transactions. In addition, if the Offeror acquires control of the Company, the Offeror expects to take further steps to improve the governance and management of the Company, which may among other things include making changes to the composition of the management team of the Company and/or making changes to the organizational documents of the Company, including, without limitation, the Articles and the Bylaws.

In addition, if the Offeror and its affiliates acquire a majority of the voting power of the Company’s outstanding securities, such control, among other things, would allow the Offeror and its affiliates to determine the outcome of the election of directors, subject to the provisions of the Articles which provide for a classified Board divided into three classes (to the extent that the Company continues to have a classified Board). If the Offer is consummated, the Offeror expects to seek to implement the declassification of the Board and to seek to effect the removal and replacement of any current members of the Board who are then-remaining on the Board.

Further, if the Offeror acquires at least two thirds of the issued and outstanding Shares  (assuming the exercise or conversion of all then-outstanding Options and other derivative securities regardless of the exercise or conversion price, the vesting schedule or other terms and conditions thereof) and therefore at least two-thirds of the voting power of the Company securities, the Offeror may be able to effect or determine the outcome of additional actions (either alone or, in some cases, with the cooperation of the Board), including, without limitation, the removal of any director or the entire Board for cause, and the amendment, alteration, change or repeal of Article I of the Articles relating to the structure and composition of the Board. Further, if the Offer is successfully consummated but the Offeror does not acquire at least two thirds of the voting power of the Company’s securities, the Offeror would nonetheless have the ability to block the taking by the Company of any action that would require the affirmative vote of at least two thirds of the voting power of the Company’s securities.

If you do not validly tender your Shares into the Offer and the Offer is nonetheless successfully consummated, you will remain a minority shareholder in the Company immediately following the Offer and you may have a limited ability, if any, to influence the outcome of any matters that are or may be subject to shareholder approval. As further stated above and elsewhere in the Offer to Purchase, there can be no assurance that following a successful consummation of the Offer, the Offeror will seek to acquire any additional Shares, and your ability to sell your Shares to third parties on terms that you find attractive may be limited.

See the “Introduction” and Section 12 — “CERTAIN EFFECTS OF THE OFFER”. See also the Q&As above entitled “What are your purposes for the Offer and plans for the Company after the Offer is completed?” and “Mr. George Economou directly or indirectly owns or controls other companies in the shipping industry. If the Offer is consummated, will the Company or any Company assets be integrated or combined with or sold to any such other shipping companies?”

HOW LONG DO I HAVE TO DECIDE WHETHER TO TENDER IN THE OFFER?

You will have until 11:59 P.M., New York City time, on March 28, 2024, unless the Offer is extended, to tender your Shares in the Offer. If you cannot deliver everything that is required to tender your Shares by that time, you may be able to use a guaranteed delivery procedure, which is described in the Offer to Purchase. See Section 1 of the Offer to Purchase — “TERMS OF THE OFFER” and Section 2 — “PROCEDURES FOR ACCEPTING THE OFFER AND TENDERING SHARES”.

CAN THE OFFER BE EXTENDED AND UNDER WHAT CIRCUMSTANCES?

We may, in our sole discretion, extend the Offer from time to time and for any reason. For example, if any of the Offer Conditions have not been satisfied or waived, we could extend the Offer until such time as they are satisfied or waived.

In addition, if we make a material change to the terms of the Offer or the information concerning the Offer or if we waive a material condition of the Offer (as may be permitted under applicable law, including the applicable federal securities laws and the rules and regulations of the SEC thereunder (the “Securities Laws”), we will extend the Expiration Date and Time to the extent and for the period required by applicable law, including the Securities Laws.

See Section 1 of the Offer to Purchase — “TERMS OF THE OFFER”.

WILL YOU PROVIDE A SUBSEQUENT OFFERING PERIOD?

We may elect to provide a “subsequent offering period” in accordance with Rule 14d-11 under the  Exchange Act. A subsequent offering period, if one is provided, will be an additional period of time beginning after we have purchased Shares validly tendered during the Offer, during which shareholders may tender, but not withdraw, their Shares and receive the Offer Price. We do not currently intend to include a subsequent offering period, although we reserve the right to do so. See Section 1 of the Offer to Purchase — “TERMS OF THE OFFER”.

HOW WILL I BE NOTIFIED IF THE OFFER IS EXTENDED OR IF A SUBSEQUENT OFFERING PERIOD IS PROVIDED?

If we extend the Offer or provide a subsequent offering period, we will inform Continental Stock Transfer & Trust Company (which is the Tender Offer Agent for the Offer) of that fact, and will make a public announcement not later than 9:00 a.m., New York City time, on the next business day after the day on which the Offer was scheduled to expire. See Section 1 of the Offer to Purchase — “TERMS OF THE OFFER”.

ARE THERE ANY CONSEQUENCES OF THE OFFER ON ANY MATERIAL CONTRACTS OF THE COMPANY?

Certain of the material contracts that the Company has publicly filed with the SEC (including, without limitation, (i) the Equity Incentive Plan; (ii) the Secured Loan Agreement, dated June 30, 2022, by and among Arno Shipping Company Inc. and Maloelap Shipping Company Inc., as borrowers, and Piraeus Bank S.A., as lender; (iii) the Loan Agreement dated November 1, 2022, by and between Alpha Bank S.A., as lender, and Garu Shipping Company Inc., as borrower; (iv) the Secured Loan Agreement, dated November 25, 2022 by and among Toka Shipping Company Inc. and Bock Shipping Company Inc., as borrowers, and Piraeus Bank S.A., as lender; and (v) the Loan Agreement dated December 7, 2022, by and between Alpha Bank S.A., as lender, and Arbar Shipping Company Inc., as borrower) contain provisions that may be triggered upon a “change of control” or “change in control” of the Company as such terms are defined in the applicable underlying material contracts. Further, Company contracts that are not filed with the SEC, which have not been made available to us, may also contain provisions that may be triggered upon a “change of control” or “change in control” of the Company. While the consummation of the Offer may trigger any of the foregoing provisions, the Offer is not conditioned upon obtaining any approvals, consents or waivers with respect to these material contracts. We also expect that the Company has or may enter into contracts with other companies controlled or influenced by members if the Paliou family, and if the Offer is successful, it is possible that the Company or such other companies may seek to terminate, cease performing under or determine not to renew any such contracts. We also cannot predict whether a successful Offer would adversely affect any of the Company’s other existing or prospective commercial relationships. See Section 12 of the Offer to Purchase — “CERTAIN EFFECTS OF THE OFFER”.

IF THE OFFER IS SUCCESSFULLY CONSUMMATED, DOES THE OFFEROR INTEND TO EFFECT A “SQUEEZE-OUT” MERGER?

Section 96(1) of the Marshall Islands Business Corporations Act (the “BCA”) states that, subject to certain conditions, “[a]ny domestic corporation owning at least ninety percent (90%) of the outstanding shares of each class of another domestic corporation or corporations may merge such other corporation or corporations into itself without the authorization of the shareholders of any such corporation.” Section 98(4) of the BCA makes such same squeeze-out procedure as is set forth in Section 96(1) of the BCA available where one of the two merging corporations is not a Marshall Islands corporation.

In the event that, following a successful consummation of the Offer, the Offeror owns at least ninety percent (90%) of the outstanding Shares and at least ninety percent (90%) of the outstanding shares of each other class of Company shares that were then outstanding (if any), the Offeror would be permitted to conduct a merger pursuant to Section 96(1) of the BCA that would have the effect of “squeezing out” the Company’s remaining stockholders that were not affiliated with the Offeror. There can be no assurance that following a successful consummation of the Offer, the Offeror would own sufficient Company securities to be able to conduct such a “squeeze out” merger. Further, the Offeror has not as of the date of this Supplement made any determination as to whether it would conduct such a “squeeze out” merger even if it were permitted to do so (though it reserves the right to do so). Even if the Offeror was able to, and determined to, effect such a squeeze-out merger following the Offer, there can be no assurances as to the timing or terms of such squeeze-out merger.

We further note that the BCA, unlike Section 251(h) of the Delaware General Corporation Law, does not provide for the possibility of a “medium form” merger following a tender offer made pursuant to an agreement (and further note that in any case, as of the date of this Supplement, this Offer is not being made pursuant to an agreement with the Company).

IF THE OFFER IS CONSUMMATED, WILL PERFORMANCE CONTINUE AS A PUBLICLY LISTED COMPANY?

If all of the Offer Conditions as set forth in Section 14 — “CONDITIONS OF THE OFFER” are satisfied or waived by the Expiration Date and Time and we consummate the Offer, the number of shareholders and the number of Shares that are held by the public will be reduced and such number of shareholders and such number of Shares may be so small that there may no longer be an active public trading market (or, possibly, there may not be any public trading market) for the Shares, and to the extent that any such trading market exists, it may have more limited liquidity. Also, it is possible that the Company may no longer be required to make filings with the SEC or otherwise comply with the rules of the SEC relating to publicly held companies. In the event that the Company determines following a successful consummation of the Offer to engage in any strategic transaction (including without limitation as a result of the strategic review we expect to conduct following a successful Offer), there can be no guarantees that the Company would continue to be publicly-traded following any such strategic transaction. See Section 12 of the Offer to Purchase — “CERTAIN EFFECTS OF THE OFFER”.

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ARE APPRAISAL RIGHTS AVAILABLE IN THE OFFER?

Appraisal rights are not available in the Offer. See Section 15 of the Offer to Purchase — “CERTAIN LEGAL MATTERS; REGULATORY APPROVALS; APPRAISAL RIGHTS”.

HOW DO I TENDER MY SHARES?

To tender your Shares, you must deliver the certificates representing your Shares and, if certificates have been issued in respect of Rights prior to the Expiration Date and Time, certificates representing the associated Rights, together with a completed Letter of Transmittal, to Continental Stock Transfer & Trust Company, the Tender Offer Agent for the Offer, before the Expiration Date and Time. If your Shares are held in “street name” through a broker, dealer, commercial bank, trust company or other nominee, the Shares can be tendered by your bank, broker or other nominee through The Depository Trust Company (“DTC”). If you cannot get any document or instrument that is required to be delivered to the Tender Offer Agent by the Expiration Date and Time, you may get additional time to do so by having a broker, a bank or other fiduciary that is a member of the Securities Transfer Agents Medallion Program or other eligible institution guarantee that the missing items will be received by the Tender Offer Agent within two Nasdaq trading days after the date of execution of the Notice of Guaranteed Delivery. For the tender to be valid, however, the Tender Offer Agent must receive the missing items within that two-trading-day period. Since the Remedial Rights, if issued, are required by the terms of the Offer to be uncertificated and stapled to the associated Shares, the valid tender of a Share into the Offer shall also constitute a valid tender of the associated Remedial Right into the Offer. See Section 2 of the Offer to Purchase — “PROCEDURES FOR ACCEPTING THE OFFER AND TENDERING SHARES”.

IF I TENDER MY SHARES, WHEN AND HOW WILL I GET PAID?

If all of the Offer Conditions as set forth in Section 14 — “CONDITIONS OF THE OFFER” are satisfied or waived at or before the Expiration Date and Time and we consummate the Offer and accept your Shares for payment, we will pay you an amount equal to the number of Shares you validly tendered multiplied by the Offer Price per Share. See Section 1 of the Offer to Purchase — “TERMS OF THE OFFER” and Section 4 — “ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES”.

The Offeror expects to pay for the Shares validly tendered into the Offer promptly after the Expiration Date and Time, assuming all of the Offer Conditions have been satisfied or waived by such time. Payment for Shares validly tendered and accepted for payment pursuant to the Offer will be made by deposit of the aggregate Offer Price for all Shares validly tendered into and not withdrawn from the Offer with the Tender Offer Agent, which will act as your agent for the purpose of (i) receiving payments from us for your tendered Shares, as applicable, and (ii) transmitting such payments to you. If you are a record holder of the Shares, you will receive a check from the Tender Offer Agent, acting as your agent, for an amount equal to the aggregate Offer Price of your validly tendered Shares, as applicable, that we have accepted for payment. If you hold the Shares through a broker, dealer, commercial bank, trust company or other nominee, the Tender Offer Agent, acting as your agent, will credit DTC, for allocation by DTC to your broker, dealer, commercial bank, trust company or other nominee, with an amount equal to the aggregate Offer Price of your validly tendered Shares that we have accepted for payment. If the Remedial Rights are issued, the aggregate consideration for each Share (and its associated Remedial Right) tendered and accepted for payment in the Offer shall remain the Offer Price.

Under no circumstances will interest be paid by us on the purchase price for the Shares pursuant to the Offer, regardless of any delay in making such payments. We expressly reserve the right to delay acceptance for payment of, or payment for, the Shares in order to comply, in whole or in part, with any applicable laws or regulations. Any such delays, if they occur, will be effected in compliance with Section 14e-1(c) under the Exchange Act, which obligates a bidder to pay for or return tendered securities promptly after the termination or withdrawal of such bidder’s offer. All holders of Shares that validly tender, and do not withdraw, their Shares at or before the Expiration Date and Time, as it may be extended, will receive the same price per Share, regardless of whether they tender before or during any extension period of the Offer.

UNTIL WHAT TIME CAN I WITHDRAW PREVIOUSLY TENDERED SHARES?

Tenders of Shares made pursuant to the Offer may be withdrawn at any time prior to the Expiration Date and Time. If all of the Offer Conditions have been satisfied as of the Expiration Date and Time, the Offeror will deposit with the Tender Offer Agent the proceeds required to consummate the Offer and will promptly accept for payment and pay for all validly tendered Shares that have not been withdrawn. See Section 1 of the Offer to Purchase — “TERMS OF THE OFFER” and Section 3 — “WITHDRAWAL RIGHTS”.

HOW DO I WITHDRAW PREVIOUSLY TENDERED SHARES?

To withdraw Shares, you must deliver a written notice of withdrawal, or a facsimile of one, with the required information to the Tender Offer Agent while you still have the right to withdraw the Shares. See Section 3 of the Offer to Purchase — “WITHDRAWAL RIGHTS”. If Remedial Rights are issued, the valid withdrawal from the Offer of a Share shall also constitute a valid withdrawal from the Offer of the associated Remedial Right.

DOES THE COMPANY CONTROL ANY OF THE CONDITIONS OF THE OFFER?

Yes. The Company and the Members of its Board have the ability to satisfy or frustrate the satisfaction of certain conditions of the Offer, including the Poison Pill Condition, the Article K Condition, the Equity Condition, the Series C Condition, the Series B Condition and the Board Representation Condition. As an example, if the Board does not validly waive the applicability of Article K to the purchase of the Shares by the Offeror in the Offer, then the Company will cause the Article K Condition to not be capable of being satisfied and will thereby deprive the Company’s shareholders of the ability to participate in the Offer. See Section 11 of the Offer to Purchase — “PURPOSE OF THE OFFER; PLANS FOR THE COMPANY”.

While we would hope that the Board and the Special Committee would in good faith and in a manner consistent with their fiduciary duties to the holders of the Shares, taken as a whole, seek to cause the satisfaction of, and not seek to frustrate the satisfaction of, the conditions to the Offer, there can be no assurances that they will do so.

The Amended Company Recommendation states that “none of the Company’s governing documents, including its Articles of Incorporation and bylaws and the Series C Certificate, or applicable law, including the BCA, grant the Company, the Board or the Special Committee the authority to effect a cancellation” of the Series C Shares held by Mango, Mitzela, Giannakis (John) Evangelou, Antonios Karavias, Christos Glavanis and Reidar Brekke for no consideration.  Because the Offeror disagrees, on October 27, 2023, the Offeror initiated legal proceedings in the Supreme Court of the State of New York located in the County of New York against the Company, Chairperson Aliki Paliou, Company Chief Executive Officer Andreas Michalopoulos, former Company directors Symeon Palios, Giannakis (John) Evangelou, Antonios Karavias, Christos Glavanis and Reidar Brekke and controlling shareholders Mango and Mitzela, to, among other things, seek such cancellation.  See Section 18 of the Offer to Purchase – “legal proceedings” for further information regarding this litigation.

WHAT ARE THE TAX CONSEQUENCES OF THE OFFER?

If you are a U.S. holder, the receipt of the Offer Price pursuant to the Offer will be a taxable transaction for U.S. federal income tax purposes, and may also be a taxable transaction under applicable state, local, or foreign income or other tax laws. In addition, the receipt of Remedial Rights, or the receipt of Remedial Shares upon exercise of Remedial Rights, may be a taxable event to U.S. holders. Shareholders are urged to consult with their own tax advisors to determine the particular tax consequences to them (including the application and effect of any state, local or foreign income and other tax laws) of the Offer. For a more detailed explanation of the U.S. federal income tax considerations and the Marshall Islands tax considerations relevant to the Offer, see Section 5 of the Offer to Purchase — “TAX CONSIDERATIONS”.

WHO CAN I TALK TO IF I HAVE QUESTIONS ABOUT THE TENDER OFFER?

You can call Innisfree M&A Incorporated, our Information Agent for the Offer, toll free at (877) 800-5190. See the back cover of this Supplement.

INTRODUCTION

The fifth full paragraph of the “Introduction” section of the Offer to Purchase is hereby amended and restated in its entirety as follows:

The Offer is subject to the satisfaction or waiver, at or before 11:59 p.m., New York City time, on March 28, 2024 (the “Expiration Date and Time”) (unless the Offeror shall have extended the period during which the Offer is open, in which event “Expiration Date and Time” shall mean the date and time at which the Offer, as so extended by the Offeror, shall expire) of certain Offer Conditions set forth in the Offer to Purchase, including, among other conditions, that:

●	there shall have been validly tendered into the Offer and not withdrawn a number of Shares which, together with any Shares then-owned by the Offeror, represents at least a majority of the issued and outstanding Shares on a fully-diluted basis (assuming the exercise or conversion of all then-outstanding Options (as defined below) and other derivative securities regardless of the exercise or conversion price, the vesting schedule or other terms and conditions thereof) (the “Minimum Tender Condition”);

●	either (a) the Rights Agreement shall have been validly terminated and the Rights shall have been redeemed, and the Certificate of Designation, Preferences and Rights of Series A Participating Preferred Stock (such certificate, the “Series A Certificate” and such stock, the “Series A Preferred Stock”) shall have been validly cancelled and no Series A Preferred Stock shall be outstanding, or (b) the Rights Agreement shall have been otherwise made inapplicable to the Offer and the Offeror and its affiliates (the applicable of clause (a) and clause (b), the “Poison Pill Condition”);

●	the Board shall have validly waived the applicability of Article K of the Company’s Amended and Restated Articles of Incorporation (“Article K”) to the purchase of the Shares by the Offeror in the Offer so that the provisions of Article K would not, at or at any time following consummation of the Offer, prohibit, restrict or apply to any “business combination”, as defined in Article K, involving the Company and the Offeror or any affiliate or associate of the Offeror (the “Article K Condition”);

●	the Company shall not have any securities outstanding, authorized or proposed for issuance other than (a) the Shares, (b) authorized Series A Preferred Stock (none of which shall have been issued), (c) the number of shares of Series B Convertible Cumulative Perpetual Preferred Stock (the “Series B Preferred Stock”) outstanding as of October 10, 2023, (d) the warrants outstanding as of October 10, 2023 (which shall not be exercisable in the aggregate for more than the 7,904,221 Shares disclosed by the Company in its Form 6-K on September 29, 2023, and the terms of which such warrants shall not have been amended on or after October 11, 2023), (e) (1) the options to purchase Shares under the Company’s Amended and Restated 2015 Equity Incentive Plan (as such plan was in effect as of October 10, 2023) (the “Equity Incentive Plan”) outstanding, and subject to the terms as in effect, as of October 10, 2023, and (2) any options to purchase Shares under the Equity Incentive Plan that are issued pursuant to the Equity Incentive Plan on or after October 11, 2023 in the ordinary and usual course of business, consistent with past practice (clause (1) and clause (2), collectively, the “Options”); (f) Shares authorized for issuance but not yet subject to awards under the Equity Incentive Plan (none of which shall, on or after October 11, 2023, have been issued other than in the ordinary and usual course of business, consistent with past practice); (g) the Remedial Rights (as defined below) and the Remedial Shares (as defined below) (with none of the Remedial Shares having been issued); and (h) solely in the event that the Series C Condition (as defined below) is satisfied through clause (b) thereof, the number of shares of the Series C Convertible Cumulative Redeemable Perpetual Preferred Stock (the “Series C Preferred Stock”) outstanding on October 10, 2023 (the “Equity Condition”);

●	either (a) (1) Section 4 of the Certificate of Designation, preferences and rights of the Series C Preferred Stock (the “Series C Certificate”) shall no longer be in effect, (2) any and all shares of the Series C Preferred Stock held as of October 11, 2023 by any of Mango Shipping Corp. (“Mango”), Mitzela Corp. (“Mitzela”), and Giannakis (John) Evangelou, Antonios Karavias, Christos Glavanis, and Reidar Brekke, or by any “affiliate” (as such term is defined in Rule 12b-2 of the General Rules and Regulations under the Exchange Act of any of the foregoing (collectively, the “Insider Holders”), and any and all Shares purported to have been issued pursuant to the purported conversion of any such shares of the Series C Preferred Stock, shall have been validly cancelled for no consideration and (3) no other shares of the Series C Preferred Stock shall be outstanding; or (b) (1) there shall have been issued upon each Share outstanding from time to time an uncertificated right (which such right shall be stapled to the associated Share and shall, immediately and solely following the Offeror’s deposit with the Tender Offer Agent of the proceeds required to consummate the Offer, be freely exercisable at any time in exchange for nominal consideration (and shall not be exercisable prior to the Offeror’s deposit with the Tender Offer Agent of the proceeds required to consummate the Offer, and shall not be subject to involuntary redemption or repurchase)) (each, a “Remedial Right”) to purchase such number of shares of the Series C Preferred Stock (and/or such number of shares of a new class of preferred stock of the Company) (the “Remedial Shares”) that would, once issued to the holder of such Share, put the holder of such Share in the same economic, voting, governance and other position as the holder of such Share would have been in had the Series C Preferred Stock issued to the Insider Holders been cancelled for no consideration (with the holder of such Share having been deemed for purposes of this condition to have been put in the same (x) economic position as the holder of such Share would have been in had the Series C Preferred Stock issued to the Insider Holders been cancelled for no consideration if, upon the issuance of the Remedial Shares pursuant to the exercise of the Remedial Rights, the Series C Preferred Stock issued to the Insider Holders would not in the aggregate be entitled to receive more than 0.1% of any dividend or other payment made by the Company to Company securityholders and (y) voting and governance position as the holder of such Share would have been in had the Series C Preferred Stock issued to the Insider Holders been cancelled for no consideration if, upon the issuance of the Remedial Shares pursuant to the exercise of the Remedial Rights, the Series C Preferred Stock issued to the Insider Holders would not in the aggregate constitute more than 0.1% of any Company securities entitled to vote (as a single class or otherwise) on or consent (as a single class or otherwise) to any matter (including without limitation pursuant to Section 4(b) of the Series C Certificate)), (2) no Remedial Shares (or rights to acquire Remedial Shares other than the Remedial Rights) shall have been issued to any Insider Holder or any “associate” (as such term is defined in Rule 12b-2 of the General Rules and Regulations under the Exchange Act) of an Insider Holder and (3) any Remedial Right beneficially owned from time to time by any Insider Holder, any “associate” (as such term is defined in Rule 12b-2 of the General Rules and Regulations under the Exchange Act) of an Insider Holder or any direct or indirect transferee of an Insider Holder or of any such “associate” shall be rendered unexercisable pursuant to the definitive documentation for such Remedial Rights (the applicable of clause (a) and clause (b), the “Series C Condition”);

●	the Certificate of Designation, Preferences and Rights of Series B Preferred Stock (the “Series B Certificate”) either (a) shall have been validly cancelled or (b) shall not have been amended (the applicable of clause (a) and clause (b), the “Series B Condition”); and

●	the size of the Board shall remain fixed at five members, with at least three of such authorized five Board seats either (a) then-being occupied by persons having been designated by us, (b) then-being vacant, with the company having publicly committed on a binding basis to fill such vacancies with persons designated by us or (c) then-being occupied by directors who shall have publicly submitted their irrevocable resignations from the Board, effective no later than the Offeror’s purchase of the Shares tendered in the Offer, which such resignations shall have been publicly accepted by the Company (with the Company having publicly committed on a binding basis to fill the resulting vacancies with persons designated by us) (the applicable of clause (a), clause (b) and clause (c), the “Board Representation Condition”).

BACKGROUND OF THE OFFER; PAST CONTACTS OR NEGOTIATIONS WITH THE COMPANY.

Section 10 (BACKGROUND OF THE OFFER; PAST CONTACTS OR NEGOTIATIONS WITH THE COMPANY) of the Amended and Restated Offer to Purchase is hereby supplemented by adding the following to the end thereof:

On November 6, 2023, the Company filed Amendment No. 1 to Company Recommendation.

On November 14, 2023, the Company filed Amendment No. 2 to Company Recommendation.

On November 15, 2023, the Company filed Amendment No. 3 to Company Recommendation.

Also on November 15, 2023, the Offeror filed Amendment No. 3 to Schedule TO extending the Expiration Date and Time to 11:59 p.m., New York City time, on March 28, 2024.

On November 30, 2023, the Company filed Amendment No. 4 to Company Recommendation.

The Amended Company Recommendation, among other things, reaffirmed the prior recommendation of the Special Committee with respect to the Offer. Such recommendation, which in the view of the Offeror remained thinly reasoned and lacking in appropriate detail, recommended that all of the Company’s shareholders reject the Offer and not tender any of their Shares pursuant to the Offer. Further information regarding the Amended Company Recommendation is available under the Q&A entitled “WHAT DOES THE BOARD OF DIRECTORS OF PERFORMANCE THINK OF THE OFFER?” and in Section 11 — “PURPOSE OF THE OFFER; PLANS FOR THE COMPANY”.

According to the Amended Company Recommendation, “[a]fter the Offeror amended the Offer on October 30, 2023, the Special Committee adopted additional resolutions on November 6, 2023 to confirm that the Distribution Date shall not occur under the Rights Agreement upon the Close of Business on the tenth Business Day after the date that such amendment to the Offer was first published or sent or given within the meaning of Rule 14d-2(a) of the General Rules and Regulations under the Exchange Act and to provide that the Distribution Date shall instead occur under the Rights Agreement on the next date on which the Distribution Date would occur under the Rights Agreement but for the commencement of the Offer on its original terms and conditions and such amendment to the Offer. After the Offeror extended the Offer on November 15, 2023, the Special Committee adopted additional resolutions on November 30, 2023 to confirm that the Distribution Date shall not occur under the Rights Agreement upon the Close of Business on the tenth Business Day after the date that such extension of the Offer was first published or sent or given within the meaning of Rule 14d-2(a) of the General Rules and Regulations under the Exchange Act and to provide that the Distribution Date shall instead occur under the Rights Agreement on the next date on which the Distribution Date would occur under the Rights Agreement but for the commencement of the Offer on its original terms and conditions, the October 30, 2023 amendment to the Offer and the November 15, 2023 extension of the Offer (which, for the avoidance, may include the occurrence of the Close of Business on the tenth Business Day after the date that any subsequent amendment to the Offer, any subsequent modification or extension of the Offer or any subsequent waiver of any of the conditions of the Offer is first published or sent or given within the meaning of Rule 14d-2(a) of the General Rules and Regulations under the Exchange Act), or in each case such later date as may be determined by action of the Board or the Special Committee. As a result, the Distribution Date under the Rights Agreement shall not occur upon the Close of Business on the tenth Business Day after: (a) the date that the original Offer was first published or sent or given, (b) the date that the Offeror’s October 30, 2023 amendment to the Offer was first published or sent or given or (c) the date that the Offeror’s November 15, 2023 extension of the Offer was first published or sent or given, in each case within the meaning of Rule 14d-2(a) of the General Rules and Regulations under the Exchange Act. However, to the extent that the Rights Agreement remains in effect and the Distribution Date has not yet occurred, and the Offeror or any affiliate thereof makes any subsequent tender or exchange offer, subsequently waives any conditions to the Offer, subsequently extends the Offer or subsequently amends or otherwise modifies the Offer, the Distribution Date may occur on the Close of Business on the tenth Business Day after the date that any such subsequent offer or any such subsequent amendment to the Offer, subsequent modification or extension of the Offer or subsequent waiver of any of the conditions of the Offer is first published or sent or given within the meaning of Rule 14d-2(a) of the General Rules and Regulations under the Exchange Act (or on such later date as may be determined by action of the Board or the Special Committee).” As a result of the amendments made by this Supplement (or any other amendments, modifications or extensions made to the Offer after the date of the Company waiver described above), the Board or the Special Committee might take the position that the ten business day countdown until the Distribution Date under the Rights Agreement has been reset.

On December 5, 2023, the Offeror filed this Supplement on Amendment No. 4 to Schedule TO filed with respect to the Offer.

   PURPOSE OF THE OFFER; PLANS FOR THE COMPANY.

The seventh full paragraph of the discussion set forth under the caption “PLANS FOR THE COMPANY” in Section 11 (PURPOSE OF THE OFFER; PLANS FOR THE COMPANY) of the Amended and Restated Offer to Purchase, and the cross-reference to Section 14 of the Amended and Restated Offer to Purchase appearing immediately thereafter, are hereby deleted in their entirety.

The discussion set forth under the caption “CONCERNS WITH THE COMPANY’S RECOMMENDATION” in Section 11 (PURPOSE OF THE OFFER; PLANS FOR THE COMPANY) of the Amended and Restated Offer to Purchase is hereby amended and restated in its entirety as follows:

The Offeror strongly disagrees with the Amended Company Recommendation and the recommendation and conclusions regarding the Offer and the Company’s characterization of the terms of the Offer as set forth in the Amended Company Recommendation, as more fully set forth below.

The Special Committee appears to misunderstand to whom it owes fiduciary duties. The Offeror believes that the fact that the Special Committee’s recommendation states that the Offer is not “in the best interests of the Company or its shareholders” demonstrates what, in the Offeror’s view, has been a consistent problem with the Board since at least the 2022 Exchange Offer: that the Special Committee does not understand that (i) its fiduciary duties run primarily to the common shareholders, (ii) that preferred stockholders are owed fiduciary duties only when they do not invoke their special contractual rights and rely on a right shared equally with the common stock and (iii) a board does not owe fiduciary duties to preferred stockholders when considering whether or not to take corporate action that might trigger or circumvent the preferred stockholders’ contractual rights. It is not evident to us from a plain reading of the Amended Company Recommendation that the Special Committee separately fully evaluated the Offer from the point of view of the common shareholders (other than with respect to price), and if it did, the fact that the Special Committee did so is certainly not made clear in the Amended Company Recommendation.  The Company’s common shareholders, to whom this Offer is made, deserve a clear evaluation and recommendation that is based on their interests as common shareholders.

In alleging that the Offer undervalues the Shares, the Special Committee appears to be ignoring that the Shares are—independent from this Offer—significantly undervalued as a result of actions taken by the Board, Mango and Mitzela that have destroyed their value, including the implementation of the dual class capital structure through the 2022 Exchange Offer and the several dilutive securities issuances that followed shortly after the 2022 Exchange Offer. We believe the Offer Price represents a significant premium over the value of the Shares under the Company’s current “leadership” and capital structure.  In the wake of the 2022 Exchange Offer and the follow-on dilutive issuances, the value of the Shares nosedived, with the Share price having dropped from over $70 in December 2021 (shortly prior to the 2022 Exchange Offer) to less than $1 in May 2023.  So significant was the drop in value that on July 13, 2022, the Company received notification from Nasdaq that because the closing bid price of the Common Shares for 30 straight business days, from May 27, 2022 to July 12, 2022, was below the minimum $1.00 per share bid price requirement for continued listing on the Nasdaq Capital Market, the Company violated Nasdaq Listing Rule 5550(a)(2). As a result, the Company conducted a 1:15 reverse stock split on November 15, 2022, but despite such reverse stock split, the Company received another notification from Nasdaq on April 18, 2023 that its closing bid price was again too low for 30 straight days and that the Company had again violated Nasdaq Listing Rule 5550(a)(2).  The Offer Price represents a substantial premium over each of the undisturbed closing Share price, the closing Share price as of the day prior to the commencement of the Offer and the Company’s closing Share price on the day before the date of this Supplement.

The Amended Company Recommendation also states that, in evaluating the Offer, the Special Committee received the advice and analysis of Newbridge “as to the Company’s net asset value per Common Share in comparison to the consideration offered by the Offer.”  While the Amended Company Recommendation states that Newbridge calculated the Company’s net asset value per Common Share (referred to in the Amended Company Recommendation as “NAV”) as of June 30, 2023, as approximately $7.11 per share, and the Amended Company Recommendation also states that Newbridge reviewed the recent trading price of the Common Shares during the past three months, the Amended Company Recommendation does not disclose what discount was applied to the value of the Shares as a result of the Company’s oppressive dual class capital structure, and does not explain how such NAV per Share takes into account the substantial economic value that has been stripped away from the common shares by the cumulative dividends granted to the Series B Preferred Shares and the Series C Preferred Shares.  The Company’s common shareholders deserve to have this information as they consider the Offer, which the Offeror believes is attractive in light of the Company’s current “leadership” and capital structure.

Company common shareholders also deserve appropriate disclosure in the Amended Company Recommendation as to how the Company plans to “generate additional value for its stockholders through the continued operation of its business”. In this regard, it is in the Offeror’s view telling that the preceding quote references the Company’s “stockholders” (as opposed to common shareholders) – since under the Company’s current capital structure, the Board in the Offeror’s view could not without risk state that the Company’s existing plans will generate meaningful value for “common” shareholders. Indeed, it appears to the Offeror, including from the 2022 Exchange Offer and the fact that the Company has even named one of its ships after Chairperson Aliki Paliou, that the Company’s alleged “successful operation of… business” has been geared towards the interests of the Paliou family as opposed to creating value for the common shareholders. The Special Committee believes that the Offer is illusory, because the (in their view) “highly conditional” nature of the Offer creates significant doubt that the Offer will be consummated. The Special Committee notes in particular in this respect that the Offer remains conditioned on the Series C Condition, which, the Special Committee alleges, is not within the authority of the Board or the Company to satisfy, including because the Special Committee believes that none of the Company’s governing documents or applicable law grant the Company, the Board or the Special Committee the authority to effect a cancellation (or nullification through the issuance of Remedial Rights) of the Series C Preferred Stock for no consideration.  The Amended Company Recommendation also states that the Offer is subject to numerous other conditions which, the Special Committee alleges, “give the Offeror wide latitude not to consummate the Offer, especially in light of the lengthy extension of the Offer – for a period of more than four months – creating a greater likelihood of the occurrence of circumstances on the basis of which the Offeror could claim a condition is not satisfied”.

The Offer is NOT illusory.  The Amended Company Recommendation vaguely states that the Offer “is illusory, because the (in the view of the Special Committee) “highly conditional” nature of the Offer creates significant doubt that the Offer will be consummated”. The Amended Company Recommendation proceeds to attempt to justify that vague statement with two claims. First, it claims that the Special Committee, the Board and the Company do not have the power to satisfy the Series C Condition. Second, it claims that the Offer Conditions “give the Offeror wide latitude not to consummate the Offer, especially in light of the lengthy extension of the Offer … creating a greater likelihood of the occurrence of circumstances on the basis of which the Offeror could claim a condition is not satisfied”. The Offeror disagrees with these claims:

•	As is already stated elsewhere in this Offer to Purchase, the Offeror disagrees with the Special Committee’s claim that the Special Committee, the Board and the Company do not have the power to satisfy the Series C Condition, and has initiated litigation in order to among other things compel the satisfaction of such condition.

•	The Special Committee’s claim that the Offer Conditions “give the Offeror wide latitude not to consummate the Offer, especially in light of the lengthy extension of the Offer … creating a greater likelihood of the occurrence of circumstances on the basis of which the Offeror could claim a condition is not satisfied” is in direct contradiction of the Special Committee’s claim in its original October 25, 2023 recommendation that there was “significant doubt as to whether the Offer will be consummated by the stated expiration date of the Offer”. First, in the view of the Special Committee, the Offer was not open for long enough. Now that the Offer has been extended, however, the Special Committee believes it is open for too long. In the Offeror’s view, this “flip-flop” reveals the disingenuity of both statements. Further, the only example of a condition that the Special Committee alleges provides the Offeror with “wide latitude” not to consummate the Offer is, ironically, within the full control of the Company and the members of its Board and relates to matters that the Offer believes have been historically abused by Company insiders to obtain and maintain control over the Company’s governance and economics.

We do not believe the Special Committee has provided valid reasons in support of its recommendation that the shareholders reject the Offer and not tender their Shares in the Offer.  We urge you to tender your Shares into the Offer.

CONDITIONS OF THE OFFER.

Section 14 (CONDITIONS OF THE OFFER) of the Amended and Restated Offer to Purchase is hereby amended and restated in its entirety as follows:

Notwithstanding any other provision of the Offer, and in addition to (and not in limitation of) the Offeror’s rights to extend and amend the Offer, the Offeror shall not be required to accept for payment or pay for any Shares validly tendered pursuant to the Offer, and may terminate or amend the Offer and may postpone the acceptance for payment of and payment for, Shares validly tendered, if (i) any one or more of the Minimum Tender Condition, the Poison Pill Condition, the Article K Condition, the Equity Condition, the Series C Condition, the Series B Condition, or the Board Representation Condition is not satisfied or waived prior to the Expiration Date and Time, or (ii) at any time at or prior to the Expiration Date and Time any of the following conditions (together with the conditions referred to in clause (i), the “Offer Conditions”) shall occur:

(a)	the consummation of the Offer would result in a violation of (i) any provision of the Marshall Islands Business Corporations Act (the “BCA”); or (ii) any other applicable law, including the Securities Laws;

(b)	a preliminary or permanent injunction or other order of any U.S. federal or state court, Marshall Islands court, Greek court, or any other court, government or governmental authority or agency shall have been issued and remain in effect which: (i) makes illegal, delays or otherwise directly or indirectly restrains or prohibits the making of the Offer or the acceptance for payment, purchase of or payment for any Shares by the Offeror; (ii) imposes or confirms limitations on the ability of the Offeror effectively to exercise full rights of ownership of any Shares, including, without limitation, the right to vote any Shares acquired by the Offeror pursuant to the Offer or otherwise on all matters properly presented to the Company’s shareholders; (iii) imposes or confirms limitations on the ability of the Offeror to fully exercise the voting rights conferred pursuant to its appointment as proxy in respect of all validly tendered Shares which it accepts for payment; (iv) requires divestiture by the Offeror of any Shares, or (v) seeks to impose a Burdensome Condition (as defined below);

(c)	there shall have occurred: (i) any general suspension of trading in securities on any national securities exchange or in the over-the-counter market in the United States; (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, Marshall Islands or Greece; (iii) any limitation by any governmental authority on, or other event which might affect, the extension of credit by lending institutions or result in any imposition of currency controls in the United States, Marshall Islands or Greece; (iv) a commencement of a war or armed hostilities or other national or international calamity directly or indirectly involving the United States, Marshall Islands or Greece, in each case which is reasonably likely to have a material adverse effect on the Company or on the Offeror’s ability to complete the Offer; (v) a material change in United States or other currency exchange rates or a suspension or a limitation on the markets thereof; or (vi) in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof;

(d)	there shall have been threatened in writing, instituted or pending any action or proceeding before any court or governmental agency or other regulatory or administrative agency or commission or by any other person, challenging the acquisition of any Shares pursuant to the Offer or otherwise directly or indirectly relating to the Offer; provided that the foregoing shall not apply to the Cancellation Proceedings or any other action or proceeding brought by the Offeror, Maryport or Mr. George Economou (in each case to the extent of the claims made by the Offeror, Maryport and/or Mr. Economou in such action(s) or proceeding(s));

(e)	the Company or the Board, or any of the Company’s subsidiary entities or any governing body thereof, shall have authorized, proposed or announced its intention to propose any material change to the Articles or bylaws or such subsidiary entity’s articles of incorporation or bylaws, any merger, consolidation or business combination or reorganization transaction, acquisition of assets, disposition of assets or material change in the Company’s or such subsidiary entity’s capitalization or indebtedness, or any comparable event not in the ordinary course of business (in the case of any of the foregoing, other than (i) any cancellation of the Series A Certificate, the Series B Certificate or the Series C Certificate (or Section 4 thereof) or (ii) any other amendment to the Articles or Bylaws made, or proposed to be made, solely for purposes of satisfying (and solely to the extent required to satisfy) the Series C Condition);

(f)	any required approval, permit, authorization, extension, action or non-action, waiver or consent of any governmental authority or agency in the U.S., Marshall Islands, Greece, or any other jurisdiction required to consummate the Offer shall not have been obtained (or shall not have been obtained on terms reasonably satisfactory to the Offeror) or any waiting period or extension thereof imposed by any such government or governmental authority with respect to the Offer shall not have expired or been terminated;

(g)	we or any of our affiliates and the Company reach any agreement or understanding pursuant to which it is agreed that the Offer will be terminated; or

(h)	a tender offer or exchange offer for some or all of the Shares shall have been made or publicly announced or proposed to be made, supplemented or amended by any person other than the Offeror.

For purposes of the Offer to Purchase, “Burdensome Condition” means any agreement, consent, action, condition, restriction, or other mitigation involving the Company or any of its subsidiaries that would be, or would reasonably be expected to be, individually or in the aggregate, materially adverse to the businesses, assets or financial condition of the Company and its subsidiaries, taken as a whole, or any proffer, consent or agreement by the Offeror or any of its affiliates, including Maryport and Mr. George Economou, to (i) prohibit or limit their, its or his ownership of any portion of their, its or his respective businesses or assets (without giving effect to the consummation of the Offer), (ii) divest, hold, separate or otherwise dispose of any portion of their or his respective businesses or assets (without giving effect to the consummation of the Offer), or (iii) impose any other limitation on their or his ability to effectively control or operate their, its or his respective businesses or otherwise affect their, its or his ability to control their respective operations (without giving effect to the consummation of the Offer).

The foregoing conditions are for the sole benefit of the Offeror, and may be waived by the Offeror at or prior to the Expiration Date and Time, in the sole discretion of the Offeror and subject to the applicable rules and regulations of the SEC (including the requirements of Rule 14d-4 under the Exchange Act). The failure by the Offeror at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right. Should the Offer be terminated pursuant to the foregoing provisions, all tendered Shares not theretofore accepted for payment pursuant thereto shall forthwith be returned to the tendering shareholders. If the Offeror waives an Offer Condition, the Offeror will promptly disseminate such waiver to all shareholders of the Company in a manner reasonably designed to inform them of such waiver and extend the Offer to the extent required by Rules 14d-4, 14d-6, and 14e-1 under the Exchange Act.

The Offer is not conditioned upon the Offeror obtaining financing.

SCHEDULE I

EXECUTIVE OFFICER(S),
DIRECTOR(S) AND
CONTROLLING PERSON OF
SPHINX INVESTMENT CORP. AND MARYPORT NAVIGATION CORP.

Schedule I to the Amended and Restated Offer to Purchase is hereby amended and restated in its entirety as follows:

The names and positions of the executive officers, directors and controlling person of the Offeror and Maryport are set forth below. The following sets forth with respect to each executive officer, director and controlling person such person’s (a) name, (b) present principal occupation or employment and the name and principal business of any corporation or other organization in which such employment or occupation is conducted and (c) material occupations, positions, offices or employment during at least the last five years, giving the name, principal business and address of any corporation or other organization in which such occupation, position, office or employment was carried on.

SPHINX INVESTMENT CORP. (OFFEROR)

Levante Services Limited is the sole director and executive officer of the Offeror. The sole executive officer of Levante Services Limited is Kleanthis Costa Spathias. Mr. Spathias is also one of two directors of Levante Services Limited.  As of November 28, 2023, Costas Ioannou was appointed as a second director of Levante Services Limited.

MARYPORT NAVIGATION CORP.

Levante Services Limited is the sole director and executive officer of Maryport. The sole executive officer of Levante Services Limited is Kleanthis Costa Spathias. Mr. Spathias is also one of two directors of Levante.  As of November 28, 2023, Costas Ioannou was appointed as a second director of Levante.

GEORGE ECONOMOU

George Economou is a citizen of Greece. Mr. Economou’s principal business address is c/o Levante Services Limited, Leoforos Evagorou 31, 2nd Floor, Office 21 1066 Nicosia, Cyprus, where the business phone number is +35 722 010610. The principal occupation of Mr. Economou is investor and business executive, and such business is conducted through, among other entities, the Offeror and Maryport.

Mr. Economou has over 40 years of experience in the maritime industry.  He was the Chairman and Chief Executive Officer of Dryships Inc., a former Nasdaq-listed company that is a diversified owner and operator of ocean going cargo vessels, from its incorporation in 2004 until October 11, 2019. The address of Dryships Inc. is Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960.

Mr. Economou was also the Chief Executive Officer (from September 2, 2010 – January 1, 2018) and Chairman (from December 3, 2010-December 5, 2018) of Ocean Rig UDW Inc., a former Nasdaq-listed company that at the time of its December 2018 delisting from Nasdaq was an owner of rigs and ships involved in ultra deep water drilling. The address of Ocean Rig UDW Inc. at the time of its delisting from Nasdaq was c/o Ocean Rig Cayman Management Services SEZC Limited, 3rd Floor Flagship Building, Harbour Drive, Grand Cayman, Cayman Islands.

Mr. Economou was also a member of the board (from August 12, 2010 – July 31, 2020) of Danaos Corporation, a Nasdaq-listed company that is an international owner of containerships. The address of Danaos Corporation is c/o Danaos Shipping Co. Ltd, Athens Branch, 14 Akti Kondyli, 185 45 Piraeus, Greece.

Mr. Economou is and has for more than a decade been a member of ABS Council, Intertanko Hellenic Shipping Forum and Lloyds Register Hellenic Advisory Committees.

LEVANTE SERVICES LIMITED

Levante Services Limited is a corporation organized under the laws of the Republic of Liberia. Levante’s principal business address is Leoforos Evagorou 31, 2nd Floor, Office 21 1066 Nicosia, Cyprus, where the business phone number is +35 722 010610. Levante is a third party service provider that furnishes nominee director and secretarial services and other services of a ministerial nature to Sphinx and Maryport. The principal business of Levante is acting as director, president, treasurer and secretary of Sphinx, Maryport and other companies.

KLEANTHIS COSTA SPATHIAS

Kleanthis Costa Spathias is a citizen of the United Kingdom. Mr. Spathias’s principal business address is c/o Levante Services Limited, Leoforos Evagorou 31, 2nd Floor, Office 21 1066 Nicosia, Cyprus, where the business phone number is +35 722 010610. The principal occupation of Mr. Spathias is furnishing nominee director and secretarial services and other services of a ministerial nature to third parties and such business is conducted through, among other entities, Levante.

Costas Ioannou

Costas Ioannou is a citizen of the United Kingdom. Mr. Ioannou’s principal business address is c/o Levante Services Limited, Leoforos Evagorou 31, 2nd Floor, Office 21 1066 Nicosia, Cyprus, where the business phone number is +35 722 010610. The principal occupation of Mr. Ioannou is furnishing nominee director and secretarial services and other services of a ministerial nature to third parties and such business is conducted through, among other entities, Levante.

Manually signed facsimile copies of the Letter of Transmittal will be accepted. Letters of Transmittal and certificates for Shares and certificates, if any, for the associated Rights, should be sent or delivered by each shareholder of the Company or its, his or her broker, dealer, commercial bank, trust company or other nominee to the Tender Offer Agent at its address set forth below:

The Tender Offer Agent for the Offer is:

Continental Stock Transfer & Trust Company

Mail or deliver the Letter of Transmittal, together with the certificate(s) (if any) representing your shares, to:

By Mail or Overnight Courier:	By Facsimile Transmission (for eligible institutions only):

Continental Stock Transfer & Trust Company 1 State Street, 30th Floor New York, NY 10004 Attention: Corporate Actions Department	212-616-7610 Continental Stock Transfer & Trust Company 1 State Street, 30th Floor New York, NY 10004 Attention: Corporate Actions Department

DELIVERY OF THE LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE OR TRANSMISSIONS OF INSTRUCTIONS VIA FACSIMILE TRANSMISSION TO A NUMBER OTHER THAN AS SET FORTH ABOVE DOES NOT CONSTITUTE A VALID DELIVERY TO THE TENDER OFFER AGENT.

Any questions or requests for assistance may be directed to the Information Agent at its address and telephone numbers set forth below. Requests for additional copies of the Offer to Purchase and the Letter of Transmittal may be directed to the Information Agent or the Tender Offer Agent. Shareholders may also contact their brokers, dealers, commercial banks, trust companies or other nominees for assistance concerning the Offer.

The Information Agent for the Offer is:

501 Madison Avenue, 20th Floor

New York, New York 10022

Shareholders May Call Toll Free: (877) 800-5190

Banks and Brokers May Call Collect: (212) 750-5833